Exhibit 99.1

First National Corporation Reports Fourth Quarter 2021 Financial Results

STRASBURG, Va., January 31, 2022 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $2.2 million, or $0.35 per diluted share, for the fourth quarter of 2021, which included $1.3 million of merger expenses and provision for loan losses of $350 thousand. This compares to net income of $3.2 million, or $0.65 per diluted share for the fourth quarter of 2020 that included recovery of loan losses of $200 thousand.

For the year ending December 31, 2021, net income totaled $10.4 million, or $1.86 per diluted share, which included $3.5 million of merger expenses, and resulted in a return on average assets of 0.88% and a return on average equity of 10.30%. This compares to net income of $8.9 million, or $1.82 per diluted share, and a return on average assets of 0.98% and a return on average equity of 10.92% for the same period of 2020. Recovery of loan losses of $650 thousand and provision for loan losses of $3.0 million were included in net income for the years ending December 31, 2021 and 2020, respectively.

Key highlights of the fourth quarter of 2021 are as follows. Comparisons are to the corresponding period in the prior year unless otherwise stated:

•	Completed operational merger of The Bank of Fincastle into First Bank
• Conversion, employee severance and vendor contract termination costs completed
• Tangible book value per share from merger less dilutive than initial estimate
• Goodwill from merger totaled $1.2 million, compared to initial estimate of $3.9 million
•	Completed transaction with SmartBank, which included:
• Seven-person team lift
• Assumption of office lease in the Richmond market
• Acquisition of $82.6 million of loans and branch assets
•	Efficiency ratio of 64.69%
•	Net interest income increased $2.6 million, or 35%
•	Noninterest income increased $794 thousand, or 37%
•	Loans increased $195.2 million, or 31%
•	Tangible book value per share increased by 5% to $18.28

“The Company delivered impressive financial performance for the fourth quarter and for the year while absorbing expenses associated with two strategic acquisitions,” said Scott Harvard, president and chief executive officer of First National.  Harvard continued, “During the quarter, our team successfully completed expansion initiatives into the Richmond and Roanoke markets and began to experience some momentum growing the loan portfolio. We are pleased that we’ve retained the total amount of deposits assumed from the Fincastle acquisition and are optimistic about the impact our newly acquired bankers and markets could have on profitability. With the combination of the dedicated employees and the recent new additions to our team, we believe our banking company is well-positioned to be a leader in Virginia banking and deliver solid returns to our investors.”

ACQUISITION OF THE BANK OF FINCASTLE

On July 1, 2021, the Company completed the acquisition of The Bank of Fincastle (“Fincastle”) for an aggregate purchase price of $33.8 million of cash and stock (the “Merger”).  Fincastle was merged with and into First Bank. The former Fincastle branches operated as The Bank of Fincastle, a division of First Bank, until their systems were converted on October 16, 2021. For the three-month and twelve-month periods ended December 31, 2021, the Company incurred merger expenses of $1.3 million and $3.5 million, respectively. The Company estimates it will incur approximately $20 thousand of additional merger expenses in the first quarter of 2022.

ACQUISITION OF THE SMARTBANK LOAN PORTFOLIO

On September 30, 2021, the Bank acquired $82.6 million of loans and certain branch assets from SmartBank related to their Richmond area branch, located in Glen Allen, Virginia. First Bank paid a premium based on a specific percentage of the loans sold and certain branch assets were acquired at SmartBank’s book value. Additionally, an experienced team of bankers based out of the SmartBank location have transitioned to become employees of First Bank. First Bank did not assume any deposit liabilities from SmartBank in connection with the transaction and SmartBank closed their branch operation on December 31, 2021. The Bank continued to operate its loan production office from the former branch location. First Bank’s assumption of the SmartBank’s branch office lease, acquisition of the remaining branch assets, and the transition of SmartBank employees to First Bank was completed in the fourth quarter of 2021.

SMALL BUSINESS ADMINISTRATION'S PPP

The Bank participated as a lender in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) to support local small businesses and non-profit organizations by providing forgivable loans. Loan fees received from the SBA are accreted into income evenly over the life of the loans, net of loan origination costs, through interest and fees on loans.  PPP loans totaled $12.5 million at December 31, 2021, with $124 thousand scheduled to mature in the second and third quarters of 2022, and $12.4 million scheduled to mature in the first and second quarters of 2026.

NET INTEREST INCOME

Net interest income increased $2.6 million, or 35%, to $10.1 million for the fourth quarter of 2021, compared to the same period of 2020. The increase resulted from a $2.6 million, or 32% increase in total interest and dividend income and a $60 thousand, or 9%, decrease in total interest expense. Net interest income was favorably impacted by a $385.5 million, or 43%, increase in average earning assets and was partially offset by the impact of a 17-basis point decrease in the net interest margin to 3.13% when comparing the periods.

Accretion of PPP income, net of costs, and accretion of discounts on purchased loans, net of premiums, were included in interest income and fees on loans. Accretion of PPP income totaled $285 thousand in the fourth quarter of 2021, compared to $388 thousand for the same period of 2020. Accretion of discounts on purchased loans totaled $158 thousand in the fourth quarter of 2021. There was no accretion of discounts on purchased loans in the fourth quarter of 2020.

PROVISION FOR LOAN LOSSES

The provision for loan losses totaled $350 thousand for the fourth quarter of 2021. The allowance for loan losses totaled $5.7 million, or 0.69% of total loans.  The provision for loan losses resulted from $74 thousand of net charge-offs during the quarter and an increase in the general reserve component of the allowance for loan losses, which was partially offset by a decrease in the specific reserve component. The allowance for loan losses totaled $5.4 million, or 0.66% of total loans at September 30, 2021, and $7.5 million, or 1.19% of total loans at December 31, 2020. Recovery of loan losses totaled $200 thousand for the fourth quarter of 2020.

Loans 30 to 89 days past due and accruing totaled $3.2 million, or 0.39% of total loans at December 31, 2021, compared to $996 thousand, or 0.16% of total loans one year ago. Accruing substandard loans totaled $315 thousand at December 31, 2021 and $1.4 million at December 31, 2020. Nonperforming assets totaled $4.2 million, or 0.30% of total assets at December 31, 2021, compared to $6.7 million, or 0.71% of total assets at December 31, 2020. Nonperforming assets were comprised of $2.3 million of nonaccrual loans and $1.9 million of other real estate owned. There were $1.5 million of commercial rental properties included in other real estate owned that were acquired in the Merger.

During the fourth quarter of 2020 and during the first half of 2021, the Bank modified terms of certain loans for customers that were negatively impacted by the pandemic.  The modifications lowered borrower’s loan payments with interest only payments for periods ranging between 6 and 24 months. Modified loans totaled $11.5 million at December 31, 2021 and were all in the lodging sector within the Bank’s commercial real estate loan portfolio. All modified loans were either performing under their modified terms or had returned to their original terms as of December 31, 2021.

NONINTEREST INCOME

Noninterest income increased $794 thousand, or 37%, to $2.9 million for the three-month period ended December 21, 2021, compared to the same period of 2020. Service charges on deposits increased $72 thousand, or 13%, ATM and check card fees increased $318 thousand, or 55%, income from bank-owned life insurance increased $28 thousand, or 23%, and fees for other customer services increased $83 thousand, or 38%, comparing the same periods. The increases were primarily attributable to the acquisition of Fincastle. Wealth management fees increased $118 thousand, or 20%, and was attributable to an increase in assets under management from growth in account values and from an increase in the number of clients being served by the wealth management division.

NONINTEREST EXPENSE

Noninterest expense increased $4.1 million, or 70%, to $10.0 million for the three-month period ended December 31, 2021, compared to the same period one year ago. The increase was primarily attributable to a $1.9 million increase in salaries and employee benefits, a $421 thousand increase in legal and professional fees, a $1.1 million increase in data processing fees, and a $355 thousand increase in other operating expenses, comparing the same periods. The increases were primarily attributable to the increase in the number of employees, branch offices and customers that resulted from the acquisition of Fincastle, merger expenses related to the acquisition of Fincastle, and the acquisition of the loan portfolio and branch assets from SmartBank in the Richmond market, and the hiring of their team of employees. Merger expenses incurred in the fourth quarter of 2021 totaled $1.3 million and had the largest impact on salaries and employee benefits, marketing, supplies, legal and professional fees, data processing and other operating expenses.

BALANCE SHEET

Total assets of First National increased $438.5 million, or 46%, to $1.4 billion at December 31, 2021, compared to $950.9 million at December 31, 2020. Interest-bearing deposits in banks increased $43.1 million, or 38%, total securities increased $168.4 million, or 108%, and loans increased $195.2 million, or 31%. Loans, excluding PPP loans, increased $247.5 million, or 44% and were partially offset by a $52.3 million decrease in PPP loans during the year. PPP loans totaled $12.5 million at December 31, 2021.

Total liabilities increased $406.4 million, or 47%, to $1.3 billion at December 31, 2021, compared to $866.0 million one year ago. The increase in total liabilities was primarily attributable to significant growth in deposits. Total deposits increased $406.3 million, or 48%, to $1.2 billion. Noninterest-bearing demand deposits increased $150.0 million, or 57%, savings and interest-bearing demand deposits increased $211.0 million, or 44%, and time deposits increased $45.4 million, or 45%.

Shareholders’ equity increased $32.1 million, or 38%, to $117.0 million at December 31, 2021, compared to one year ago, from a $7.7 million increase in retained earnings and a $27.5 million combined increase in common stock and surplus. These increases were partially offset by $3.1 million decrease in accumulated other comprehensive income. The Bank was considered well-capitalized at December 31, 2021.

The acquisitions of Fincastle and the SmartBank loan portfolio had a significant impact on balance sheet growth. On July 1, 2021, the acquisition date of Fincastle, The Bank of Fincastle had total assets of $267.9 million, interest-bearing deposits in banks of $43.5 million, total securities of $12.0 million, loans, net of the allowance for loan losses of $191.5 million, and total deposits of $236.3 million. On September 30, 2021, the acquisition date of SmartBank’s Richmond-area branch loan portfolio, the loans totaled $82.6 million.

On January 1, 2022, the Company redeemed $5.0 million of subordinated debt that it issued on October 30, 2015. The debt was an interest only subordinated term note due 2025 in the aggregate principal amount of $5.0 million. The note had a fixed interest rate of 6.75% per annum. Debt issuance costs related to the note were fully amortized at December 31, 2021. Although the note had a maturity date of October 1, 2025, the Company was able to prepay the note, in part or in full through maturity, at the Company's option, on any scheduled interest payment date.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Income Statement
Interest income
Interest and fees on loans	$9,365	$9,215	$7,074	$7,143	$7,310
Interest on deposits in banks	64	79	37	33	31
Interest on federal funds sold	2	8	—	—	—
Interest on securities
Taxable interest	920	766	697	717	567
Tax-exempt interest	299	242	215	180	163
Dividends	23	21	22	22	24
Total interest income	$10,673	$10,331	$8,045	$8,095	$8,095
Interest expense
Interest on deposits	$355	$369	$328	$363	$410
Interest on subordinated debt	155	156	154	154	160
Interest on junior subordinated debt	68	68	68	66	68
Total interest expense	$578	$593	$550	$583	$638
Net interest income	$10,095	$9,738	$7,495	$7,512	$7,457
Provision for (recovery of) loan losses	350	—	(1,000)	—	(200)
Net interest income after provision for (recovery of) loan losses	$9,745	$9,738	$8,495	$7,512	$7,657
Noninterest income
Service charges on deposit accounts	$625	$547	$447	$442	$553
ATM and check card fees	894	753	682	601	576
Wealth management fees	716	696	657	643	598
Fees for other customer services	299	434	307	286	216
Income from bank owned life insurance	152	161	100	113	124
Net gains on securities	—	—	—	37	2
Net gains on sale of loans	—	—	18	7	10
Other operating income	260	57	224	14	73
Total noninterest income	$2,946	$2,648	$2,435	$2,143	$2,152
Noninterest expense
Salaries and employee benefits	$5,099	$5,446	$3,693	$3,555	$3,212
Occupancy	510	500	399	447	422
Equipment	527	519	433	431	440
Marketing	179	243	138	106	112
Supplies	168	176	77	88	90
Legal and professional fees	731	586	483	737	310
ATM and check card expense	317	329	268	231	253
FDIC assessment	112	87	78	69	105
Bank franchise tax	172	153	172	168	161
Data processing expense	1,271	465	216	204	196
Amortization expense	4	5	5	14	24
Other real estate owned expense, net	12	14	—	—	—
Net losses (gains) on disposal of premises and equipment	(15)	—	—	—	—
Other operating expense	924	903	668	600	569
Total noninterest expense	$10,011	$9,426	$6,630	$6,650	$5,894
Income before income taxes	$2,680	$2,960	$4,300	$3,005	$3,915
Income tax expense	497	562	958	569	759
Net income	$2,183	$2,398	$3,342	$2,436	$3,156

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Common Share and Per Common Share Data
Net income, basic	$0.35	$0.39	$0.69	$0.50	$0.65
Weighted average shares, basic	6,226,838	6,220,456	4,868,901	4,863,823	4,858,288
Net income, diluted	$0.35	$0.38	$0.69	$0.50	$0.65
Weighted average shares, diluted	6,235,907	6,229,524	4,873,286	4,872,097	4,861,208
Shares outstanding at period end	6,228,176	6,226,418	4,870,459	4,868,462	4,860,399
Tangible book value at period end	$18.28	$18.11	$18.21	$17.65	$17.47
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.11

Key Performance Ratios
Return on average assets	0.63%	0.71%	1.31%	1.00%	1.31%
Return on average equity	7.44%	8.64%	15.33%	11.53%	15.03%
Net interest margin	3.13%	3.06%	3.10%	3.27%	3.30%
Efficiency ratio (1)	64.69%	64.86%	63.65%	64.53%	61.00%

Average Balances
Average assets	$1,366,855	$1,337,247	$1,026,583	$988,324	$954,810
Average earning assets	1,289,977	1,272,969	976,842	937,199	904,511
Average shareholders’ equity	116,511	110,153	87,442	85,708	83,545

Asset Quality
Loan charge-offs	$185	$111	$1,085	$66	$165
Loan recoveries	111	80	64	67	73
Net charge-offs	74	31	1,021	(1)	92
Non-accrual loans	2,304	2,158	2,102	6,814	6,714
Other real estate owned, net	1,848	1,848	—	—	—
Nonperforming assets	4,152	4,006	2,102	6,814	6,714
Loans 30 to 89 days past due, accruing	3,235	2,707	550	906	996
Loans over 90 days past due, accruing	—	7	5	0	302
Troubled debt restructurings, accruing	—	—	—	—	—
Special mention loans	—	—	—	0	—
Substandard loans, accruing	315	319	322	1,343	1,394

Capital Ratios (2)
Total capital	$125,934	$128,197	$95,856	$94,044	$91,243
Tier 1 capital	120,224	122,763	90,391	86,717	84,032
Common equity tier 1 capital	120,224	122,763	90,391	86,717	84,032
Total capital to risk-weighted assets	14.76%	14.42%	16.25%	16.05%	15.82%
Tier 1 capital to risk-weighted assets	14.09%	13.81%	15.32%	14.80%	14.57%
Common equity tier 1 capital to risk-weighted assets	14.09%	13.81%	15.32%	14.80%	14.57%
Leverage ratio	8.82%	9.22%	8.78%	8.78%	8.80%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Balance Sheet
Cash and due from banks	$18,725	$19,182	$13,913	$11,940	$13,115
Interest-bearing deposits in banks	157,281	95,459	114,334	164,322	114,182
Federal funds sold	—	80,589	—	—	—
Securities available for sale, at fair value	289,495	266,600	222,236	159,742	140,225
Securities held to maturity, at amortized cost	33,441	10,046	10,898	13,424	14,234
Restricted securities, at cost	1,813	1,813	1,631	1,631	1,875
Loans held for sale	—	—	—	—	245
Loans, net of allowance for loan losses	819,408	816,977	611,883	630,716	622,429
Other real estate owned	1,848	1,848	—	—	—
Premises and equipment, net	22,403	22,401	18,876	19,087	19,319
Accrued interest receivable	3,903	3,823	2,662	2,609	2,717
Bank owned life insurance	24,294	24,141	18,128	18,029	17,916
Goodwill	3,030	4,011	—	—	—
Core deposit intangibles, net	154	159	—	5	19
Other assets	13,641	8,740	10,032	6,625	4,656
Total assets	$1,389,436	$1,355,789	$1,024,593	$1,028,130	$950,932

Noninterest-bearing demand deposits	$413,188	$411,527	$290,571	$292,280	$263,229
Savings and interest-bearing demand deposits	689,998	652,624	528,002	526,012	479,035
Time deposits	145,566	148,419	95,732	97,765	100,197
Total deposits	$1,248,752	$1,212,570	$914,305	$916,057	$842,461
Subordinated debt	9,993	9,993	9,992	9,992	9,991
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	4,373	7,041	2,335	6,876	4,285
Total liabilities	$1,272,397	$1,238,883	$935,911	$942,204	$866,016

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,785	7,783	6,088	6,086	6,075
Surplus	31,966	31,889	6,295	6,214	6,151
Retained earnings	76,990	75,554	73,901	71,144	69,292
Accumulated other comprehensive income, net	298	1,680	2,398	2,482	3,398
Total shareholders’ equity	$117,039	$116,906	$88,682	$85,926	$84,916
Total liabilities and shareholders’ equity	$1,389,436	$1,355,789	$1,024,593	$1,028,130	$950,932

Loan Data
Mortgage loans on real estate:
Construction and land development	$55,721	$45,120	$25,035	$25,720	$27,328
Secured by farmland	3,708	3,748	495	507	521
Secured by 1-4 family residential	291,990	294,216	235,158	236,870	235,814
Other real estate loans	361,213	358,895	244,960	248,357	246,362
Loans to farmers (except those secured by real estate)	985	857	232	436	637
Commercial and industrial loans (except those secured by real estate)	98,820	104,807	102,734	117,109	109,201
Consumer installment loans	4,963	6,577	5,179	5,684	6,458
Deposit overdrafts	175	172	174	112	143
All other loans	7,543	8,019	3,381	3,407	3,450
Total loans	$825,118	$822,411	$617,348	$638,202	$629,914
Allowance for loan losses	(5,710)	(5,434)	(5,465)	(7,486)	(7,485)
Loans, net	$819,408	$816,977	$611,883	$630,716	$622,429

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$9,365	$9,215	$7,074	$7,143	$7,310
Interest income – investments and other	1,308	1,116	971	952	785
Interest expense – deposits	(355)	(369)	(328)	(363)	(410)
Interest expense – subordinated debt	(155)	(156)	(154)	(154)	(160)
Interest expense – junior subordinated debt	(68)	(68)	(68)	(66)	(68)
Total net interest income	$10,095	$9,738	$7,495	$7,512	$7,457
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$8	$8	$8	$8	$8
Tax benefit realized on non-taxable interest income – municipal securities	80	64	57	48	43
Total tax benefit realized on non-taxable interest income	$88	$72	$65	$56	$51
Total tax-equivalent net interest income	$10,183	$9,810	$7,560	$7,568	$7,508

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Year Ended
	December 31,	December 31,
	2021	2020
Income Statement
Interest income
Interest and fees on loans	$32,797	$29,497
Interest on deposits in banks	213	190
Interest on federal funds sold	10	—
Interest on securities
Taxable interest	3,100	2,448
Tax-exempt interest	936	617
Dividends	88	99
Total interest income	$37,144	$32,851
Interest expense
Interest on deposits	$1,415	$2,589
Interest on subordinated debt	619	501
Interest on junior subordinated debt	270	293
Total interest expense	$2,304	$3,383
Net interest income	$34,840	$29,468
Provision for (recovery of) loan losses	(650)	3,000
Net interest income after provision for loan losses	$35,490	$26,468
Noninterest income
Service charges on deposit accounts	$2,061	$2,028
ATM and check card fees	2,930	2,314
Wealth management fees	2,712	2,208
Fees for other customer services	1,326	983
Income from bank owned life insurance	526	469
Net gains on securities	37	40
Net gains on sale of loans	25	70
Other operating income	555	113
Total noninterest income	$10,172	$8,225
Noninterest expense
Salaries and employee benefits	$17,793	$13,321
Occupancy	1,856	1,666
Equipment	1,910	1,707
Marketing	666	355
Supplies	509	394
Legal and professional fees	2,537	1,152
ATM and check card expense	1,145	980
FDIC assessment	346	247
Bank franchise tax	665	637
Data processing expense	2,156	759
Amortization expense	28	151
Other real estate owned expense, net	26	—
Net losses (gains) on disposal of premises and equipment	(15)	(29)
Other operating expense	3,095	2,446
Total noninterest expense	$32,717	$23,786
Income before income taxes	$12,945	$10,907
Income tax expense	2,586	2,049
Net income	$10,359	$8,858

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Year Ended
	December 31,	December 31,
	2021	2020
Common Share and Per Common Share Data
Net income, basic	$1.87	$1.82
Weighted average shares, basic	5,550,589	4,878,139
Net income, diluted	$1.86	$1.82
Weighted average shares, diluted	5,559,082	4,880,266
Shares outstanding at period end	6,228,176	4,860,399
Tangible book value at period end	$18.28	$17.47
Cash dividends	$0.48	$0.44

Key Performance Ratios
Return on average assets	0.88%	0.98%
Return on average equity	10.30%	10.92%
Net interest margin	3.13%	3.50%
Efficiency ratio (1)	64.44%	62.52%

Average Balances
Average assets	$1,182,436	$901,216
Average earning assets	1,120,647	846,663
Average shareholders’ equity	100,596	81,093

Asset Quality
Loan charge-offs	$1,447	$784
Loan recoveries	322	335
Net charge-offs	1,125	449

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$32,797	$29,497
Interest income – investments and other	4,347	3,354
Interest expense – deposits	(1,415)	(2,589)
Interest expense – subordinated debt	(619)	(501)
Interest expense – junior subordinated debt	(270)	(293)
Total net interest income	$34,840	$29,468
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$32	$34
Tax benefit realized on non-taxable interest income – municipal securities	249	164
Total tax benefit realized on non-taxable interest income	$281	$198
Total tax-equivalent net interest income	$35,121	$29,666

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.